Exhibit 10.1
CHANGE OF CONTROL SEVERANCE AGREEMENT
     AGREEMENT by and between NS Group, Inc., a Kentucky corporation (the “Company”), and (the “Employee”), dated as of the ___day of ___, 20___.
        The Company wishes to assure that it will have the continued dedication of the Employee notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Company believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Employee’s full attention and dedication to the Company upon a Change of Control, and to provide the Employee with compensation arrangements upon a Change of Control which provide the Employee with individual financial security and which are competitive with those of other corporations and, in order to accomplish these objectives, the Company desires to enter into this Agreement.
       NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.	Certain Definitions
(a)	“Affiliate” of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any subsidiary of such specified Person or (C) of any Person described in clause (i) above or (iii) any Person in which such Person has, directly or indirectly, a 5 percent or greater voting or economic interest or the power to control. For the purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, or by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)	“Agreement Period” shall mean the period as defined in Section 2 of this Agreement.

(c)	“Board of Directors"’ shall mean the Board of Directors of the Company as constituted from time to time.

(d)	“Change of Control” shall mean:
(i)	the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (“Group of Persons”) other than a Person described in clause (i) of the definition of Affiliate;

(ii)	the consummation of any consolidation or merger of the Company with or into another corporation with the effect that the stockholders of the Company immediately prior to the date of the consolidation or merger hold less than 51% of the combined Voting Power of the outstanding voting securities of the surviving entity of such merger or the corporation resulting from such consolidation ordinarily having the right to vote in the election of directors (apart from rights accruing under special circumstances) immediately after such merger or consolidation;

(iii)	the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

(iv)	a Person or Group of Persons acting in concert as a partnership, limited partnership, syndicate or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Beneficial Owner”) of securities of the Company representing 30% or more of the combined Voting Power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors;

(v)	a Person or Group of Persons, together with any Affiliates thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate of such Person or Group of Persons, will constitute a majority of the Board of Directors of the Company.
(e)	“Cause” shall be defined as (i) Conviction or judicial admission by the Employee of any felony criminal act, a crime involving moral turpitude, or a crime of fraud or dishonesty; (ii) acts by Employee constituting gross negligence or willful misconduct to the detriment of the Company; (iii) Employee’s misfeasance, nonfeasance or malfeasance in the performance of his duties; [or] (iv) Employee’s failure or refusal to comply with the lawful directions of Company’s Board of Directors or with the policies, standards and regulations of the Company after notice and failure to cure within thirty (30) days; [or (v) Employee’s breach of Sections 4, 5, 6, 7, and 9 of the Employment Agreement between Employee and Company, or any similar provisions contained in any subsequent or successor agreement between Employee and Company].

(f)	“Company” as used herein includes NS Group, Inc. and any of its subsidiaries and divisions and, as provided by Section 12(b) hereof, any successor.

(g)	“Date of Termination” shall be the date on which the Notice of Termination is actually received by the addressee, or alternatively, if the Notice of Termination specifies a date other than the date of receipt of such notice then that specified date shall be the Date of Termination.

(h)	“Effective Date” shall mean the first date on which a Change of Control occurs; provided, however, that if the Employee’s employment is terminated by the Company prior to the date on which a Change of Control occurs, and the Employee can reasonably demonstrate that such termination by the Company was in contemplation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination.

(i)	“Good Reason” means: (i) any material adverse change in compensation to the Employee; (ii) substantial decrease in the nature or scope of the Employee’s duties, responsibilities, powers, authority, title, position or status; (iii) unreasonable travel requirements which are not consistent with Employee’s position and responsibilities; (iv) any relocation required on the part of Employee, without his consent, outside of a 50-mile radius from his primary residence on the Effective Date; or (v) material breach by the Company of an employment, compensation or similar agreement between the Employee and the Company.

(j)	“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity within the meaning of Section 13(d)(3) or 14(d) (2) of the Exchange Act.

(k)	“Voting Power” shall mean the voting power of all securities of a Person then outstanding generally entitled to vote for the election of directors of the Person (or, where appropriate, for the election of persons performing similar functions).
2.	Agreement Period
     The Company hereby agrees to provide the Employee with the protections and benefits enumerated in Sections 3 and 4 of this Agreement for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date.

3.	Obligations of the Company Upon Termination
(a)	Notice of Termination. Any termination after the Effective Date by the Company or by the Employee shall be communicated by Notice of Termination, within ten (10) business days after the later of the date of employment termination or the date of Change of Control, to the other party hereto given in accordance with Section 13(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment, and (ii) if the termination date is other than the date of receipt of such notice, specifies the termination date.

(b)	Termination by the Company for Cause; Termination by the Employee for Other Than Good Reason. If during the Agreement Period, the Employee’s employment is terminated by the Company for Cause, by the Employee other than for Good Reason, or by reason of death or disability, this Agreement shall terminate without further obligations to the Employee.

(c)	Termination by the Company other than for Cause; Termination by the Employee for Good Reason. If, during the Agreement Period, the Company shall terminate the Employee’s employment other than for Cause, or the employment of the Employee shall be terminated by the Employee for Good Reason, the Employee shall be entitled to the following payments and benefits:
(i)	The Company shall pay to the Employee in a lump sum in cash within thirty (30) days after the Date of Termination the sum of: (i) ___times the amount of the Employee’s base salary in effect on the Date of Termination, (ii) ___times the average amount of the Employee’s annual bonus paid or payable under any short-term incentive plan for the last three (3) full fiscal years prior to the Date of Termination (or if the Employee was employed by the Company for less than the last three (3) full fiscal years, for the fiscal years during which the Employee has been employed by the Company prior to the Date of Termination), and (iii) a pro rata portion (based on the whole number of months worked in the fiscal year by the Employee prior to the Date of Termination and, if applicable performance targets have not been met on the Date of Termination, based on a reasonable estimate of the amount of bonus to be earned for the full year) of the Employee’s annual bonus for the year of termination.

(ii)	For ___years after the Date of Termination, the Company shall continue providing medical, dental, life, and disability insurance benefits to the Employee in an amount equivalent to that which would have been provided to the Employee had the Employee’s employment not been terminated. The Employee shall not be obligated to pay higher fees for such benefits than he or she was paying, at the Date of Termination. In the event it is not possible to provide this continued coverage, the Company shall provide the Employee with a cash payment in the amount necessary for the Employee to purchase equivalent insurance for ___years after the Date of Termination.

(iii)	Within ten (10) business days after the later of the date of employment termination or the date of Change of Control, the Company shall provide, at no cost to the Employee, individual outside assistance for the Employee in finding other employment. Such obligation may be fulfilled by the Company through the retention of an outplacement service for use by the Employee for a period of up to one year.
4.	Certain Additional Payments by the Company
(a)	Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of the Employee, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 4 shall not be conditioned upon the Employee’s termination of employment. The Gross-Up Payments shall be paid to the Employee at the same time as any Payment subject to the Excise Tax is paid or provided to the Employee, or as soon as administratively practicable thereafter.

(b)	Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Employee within 15 business days after the Change of Control or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 4(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(c)	The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than fifteen (15) business days after the Employee is informed in writing of such claim. The Employee shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that the Company desires to contest such claim, the Employee shall: (1) give the Company any information reasonably requested by the Company relating to such claim, (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (3) cooperate with the Company in good faith in order effectively to contest such claim, and (4) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Employee and direct the Employee to sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Employee to sue for a refund, the Company shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)	If, after the receipt by the Employee of a Gross-Up Payment or payment by the Company of an amount on the Employee’s behalf pursuant to Section 4(c), the Employee becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 4(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Employee’s behalf pursuant to Section 4(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)	Notwithstanding any other provision of this Section 4, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Employee, all or any portion of any Gross-Up Payment, and the Employee hereby consents to such withholding.
5.	Funding of Grantor Trust
     The Board of Directors of the Company shall have the option to establish a so-called “Rabbi Trust” upon the occurrence, or in anticipation, of a Change of Control to secure for the Employee the benefits provided pursuant to Sections 3 and 4 of this Agreement. If the Board of Directors elects to do so, the Company shall, immediately upon the occurrence of a Change of Control, make an irrevocable contribution to the Rabbi Trust in an amount that is sufficient to pay the Employee the benefits to which such Employee would be entitled pursuant to the terms of this Agreement as of the date on which the Change of Control occurred.
6.	Non-Exclusivity of Rights
     Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights that the Employee may have under any stock option or other agreements with the Company. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.
7.	No Setoff; Cooperation
     The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others.
8.	Confidential Information
     Employee specifically agrees that he will not at any time, whether during his employment or for a period of two (2) years after such employment ends for any reason, disclose or communicate to any third party or use for any purpose (other than during his employment by the Company for proper business purposes) any secret, proprietary or confidential information, or trade secret, relating to the business of Company, or any subsidiary or affiliate of Company, including business methods and techniques, research data, marketing and sales information, customer lists, know-how, and any other information, process or technique or information, customer lists, know-how, and any other information, process or technique or information concerning the business of Company, or any subsidiary or affiliate of Company, their manner and method of operation, their plans or other data not disclosed to the general public or known within the industry, regardless of whether such information or trade secret was acquired prior to or after execution of this Agreement.
9.	Non-Solicitation
     (a) The Employee agrees that, during the Agreement Period, Employee shall not, either directly or indirectly, by or for himself, or as agent of another, or through others as his agent, in any way seek to induce, bring about, promote, facilitate or encourage the discontinuance of or in any way solicit for himself or others, those persons or entities who are customers or employees, or hire retain or otherwise use the services of any employees of the Company, or any subsidiary or affiliate of the Company.

     (b) Remedies. The Employee agrees that any breach or threatened breach or alleged breach or alleged threatened breach by the Employee of any provision of Sections 8 or 9 of this Agreement will entitle the Company, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin the breach or threatened breach or alleged breach or alleged threatened breach, it being acknowledged and agreed that any such material breach will cause irreparable injury to the Company and that damages will not provide adequate remedies to the Company. The parties understand and intend that each restriction agreed to by the Employee will be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. No waiver of any one breach of the restrictions contained herein will be deemed a waiver of any future breach.
10.	Exclusive Remedy
     The Employee’s rights to severance benefits pursuant to Sections 3 and 4 hereof shall apply only in the events specified in this Agreement and shall be the Employee’s sole and exclusive remedy for any termination of the Employee’s employment by the Company during the Agreement Period without Cause or by the Employee for Good Reason, and upon such a termination, the payments, severance benefits and severance protections provided to the Employee pursuant to this Agreement are provided in lieu of any severance payments, severance benefits and severance protections provided in any plan or policy of the Company, except (i) as may be expressly provided in writing under the terms of any plan or policy of the Company; or (ii) as provided in any Performance Units Agreement, Restricted Stock Units Agreement, Restricted Shares Agreement, Non Qualified Stock Option Agreement or Salary Continuation Agreement between the Company and the Employee; or (iii) as may be provided in a written agreement between the Company and the Employee entered into on or after the date of this Agreement. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.
11.	Statement of Intention
     It is the intention of the parties hereto that, prior to the Effective Date, this Agreement shall not create any rights or obligations in the Employee or the Company, or require any payments by the Company to the Employee.
12.	Successors
(a)	The Employee. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)	The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
13.	Miscellaneous
(a)	Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)	Legal Fees. In the event of any litigation involving this Agreement, and if the Employee is successful in such litigation, the Company will reimburse the Employee for all legal fees and expenses paid by the Employee in prosecuting or defending such litigation.

(c)	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Employee at the Employee’s address on the payroll records of the Company and to the Company as follows:
NS Group, Inc.
530 W. Ninth Street
P.O. Box 1670
Newport, Kentucky 41072
Attention: Vice President Human Resources
And to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(d)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)	Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)	No Waiver. The failure of the Employee or the Company to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(g)	Entire Agreement. This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(h)	Dispute /Resolution Procedures. If any question shall arise in regard to the interpretation of any provision of this Agreement or as to the rights and obligations of either of the parties hereunder, the Employee and a designated representative of the Company shall meet to negotiate and attempt to resolve such question in good faith. The Employee and such representative may, if they so desire, consult outside experts for assistance in arriving at a resolution. In the event that a resolution is not achieved within fifteen (15) days after their first meeting, and if the issue in question has been initiated by Employee, then Employee shall have fifteen (15) days in which to provide the Company written notice that he elects to have the question resolved by a court and not to submit the question for final resolution by binding arbitration. If the issue in question has been initiated by the Company or if Employee shall not elect to have the question resolved by a court, then either party may submit the question for final resolution by binding arbitration in accordance with the rules and procedures of the American Arbitration Association applicable to commercial transactions, and judgment upon any award thereon may be entered in any court having jurisdiction thereof. The arbitration shall be held in Covington, Kentucky and shall be governed by the laws of the Commonwealth of Kentucky. In the event of any arbitration, the Employee shall select one arbitrator, the Company shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator, any two of which arbitrators together shall make the necessary determinations. All out-of-pocket costs and expenses of the parties in connection with such arbitration, including, without limitation, the fees of the arbitrators and any administration fees and reasonable attorney’s fees and expenses, shall be borne by the parties in such proportions as the arbitrators shall decide that such expenses should, in equity, be apportioned.

(i)	This Agreement shall supersede any previous agreements between the Employee and the Company with regard to change of control benefits (including, but not limited to, the Change of Control Severance Agreement between the Company and the Employee dated ___, which such agreement is hereby terminated as of the date first set forth above.).

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the day and year first above written.
I HAVE READ THIS CHANGE OF CONTROL SEVERANCE AGREEMENT AND, UNDERSTANDING ALL ITS TERMS, INCLUDING THAT THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES, I SIGN IT AS MY FREE ACT AND DEED.

Employee:

[EMPLOYEE NAME]

Company:

NS GROUP, INC.

By:

SCHEDULE OF DOCUMENTS OMITTED
The following agreements are substantially identical to the Form of Change of Control Severance Agreement shown here, except for the identity of the employee, dates of execution and except that under paragraph 3. (c) (i), Mr. Robichaud’s payment would be the aggregate of three times the amount of his then current base salary and three times the average amount of his bonus in the prior three years. Messrs. Depenbrock, Golatzki, LaRosa, Okrzesik and Weber’s payment would be the aggregate of two times the amount of their then current base salary and two times the average amount of their bonus in the prior three years. These documents are not filed as separate documents in accordance with Exchange Act rule 12b-31.
Employee:
Rene J. Robichaud
Thomas J. Depenbrock
Thomas J. Weber
Robert L. Okrzesik
Frank J. LaRosa II
Thomas L. Golatzki